UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2012

PARABEL INC.

(Exact name of registrant as specified in charter)

Delaware	000-24836	33-0301060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL		32901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 321-409-7500

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(i) Appointment of Syed Naqvi as Chief Financial Officer

On May 17, 2012, the Board of Directors of the Company appointed Mr. Syed Naqvi as Chief Financial Officer of the Company.

From January 2009 to April 2012, Mr. Naqvi was the Principal of Zurich Advisors, LLC, a business advisory firm that he founded. From November 2001 to January 2009, Mr. Naqvi served as an executive officer of Celexpress, Inc, most recently as Chief Financial Officer. Prior to joining Celexpress, Inc., Mr. Naqvi provided financial management services to technology, e-commerce, telecommunication and entertainment companies. Mr. Naqvi has also previously held positions with Telmed, Inc., HCA and LabCorp Holdings. He is a Certified Public Accountant and holds a B.B.A in accounting from Florida Atlantic University.

(e) Employment Agreement with Syed Naqvi

The Company entered into an employment agreement with Mr. Naqvi, effective as of May 15, 2012, which sets forth the parties’ duties and obligations with respect to Mr. Naqvi’s employment as Chief Financial Officer of the Company (the “Employment Agreement”). The Employment Agreement has an initial term of one year and will continue on a year-to-year basis thereafter until the executive’s employment is not renewed or otherwise terminated as set forth therein.

Pursuant to the terms of the Employment Agreement, Mr. Naqvi will receive the following compensation and benefits: (i) an annual base salary of $200,000 (subject to increase, but not decrease, in the sole discretion of the Company’s Board of Directors); (ii) eligibility to receive an annual performance bonus based upon the achievement of targets established in the sole discretion of the Company; (iii) a grant of stock options on a base number of 200,000 shares of the Company at a base grant price of $5.50 per share; (iv) eligibility to participate in all employee benefit plans and programs maintained from time to time for the Company’s employees; and (v) four weeks of annual paid vacation.

In the event Mr. Naqvi’s employment is terminated for any reason (including by expiration of the term of the Employment Agreement), Mr. Naqvi shall be paid the following through the date of termination: (i) any accrued but unpaid base salary; (ii) reimbursement for any business expenses properly incurred; and (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans or stock option plans (collectively, the “Accrued Benefits”). If Mr. Naqvi’s employment is terminated by the Company for “cause”, then Mr. Naqvi shall not be entitled to any further compensation or benefits other than the Accrued Benefits. If Mr. Naqvi’s employment is terminated by the Company “other than for cause”, then Mr. Naqvi shall be entitled to the Accrued Benefits and (subject to signing a mutual release) a lump sum amount equal to the number of days (at the base salary rate) between the date of termination and the next anniversary of the effective date of the Employment Agreement. If Mr. Naqvi’s employment is terminated by him for “good reason”, then Mr. Naqvi shall be entitled to the Accrued Benefits and (subject to signing a mutual release) a lump sum amount equal to the number of days (at the base salary rate) between the date of termination and the next anniversary of the effective date of the Employment Agreement. Mr. Naqvi can voluntarily resign his employment at any time, effective 31 days following the date on which a written notice to such effect is delivered to the Company. If Mr. Naqvi’s employment is terminated through a voluntary resignation and for no other reason, Mr. Naqvi shall be entitled to payment of the Accrued Benefits. In the event of termination of employment by reason of the executive’s death, Mr. Naqvi’s beneficiary or estate, as applicable, shall be entitled to the payment of the Accrued Benefits.

Following a termination by the Company for cause or voluntary resignation by the executive, Mr. Naqvi will be subject to a two-year non-competition and non-solicitation agreement. In addition, following termination of employment, Mr. Naqvi will be subject to a covenant not to disparage the Company.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02(e) by reference.

Item 7.01.	Regulation FD Disclosure.

On May 18, 2012, the Company issued a press release, attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the appointments of Mr. Naqvi. The information set forth in this Item 7.01 of this Current Report on Form 8-K, including the text of the press release, attached as Exhibit 99.1 hereto, is being furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index attached hereto which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARABEL INC.

Date: May 18, 2012	By:	/s/ Anthony John Phipps Tiarks
	Name:	Anthony John Phipps Tiarks
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement by and among Parabel Inc., PA LLC and Syed Naqvi, effective as of May 15, 2012.

99.1+	Text of the Press Release May 18, 2012

+

Exhibit 99.1 is being furnished to the SEC pursuant to Item 7.01 and shall not be deemed filed with the SEC, nor shall be deemed incorporated by reference in any filing with the SEC under the Securities Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.